Exhibit 3.2

Execution Version

AMENDMENT NO. 3
TO
THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
NGL ENERGY HOLDINGS LLC

This Amendment No. 3 (the “Amendment”), dated as of June 24, 2016, to the Third Amended and Restated Limited Liability Company Agreement (the “Agreement”) of NGL Energy Holdings LLC (the “Company”), as amended, dated as of February 25, 2013, is entered into by the Members of the Company pursuant to Section 16.02(a) of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement. Unless otherwise indicated, all section references in this Amendment refer to sections of the Agreement.

WHEREAS, following consummation of the final closing of the transactions contemplated by that certain Class A Convertible Preferred Unit and Warrant Purchase Agreement, dated April 21, 2016, as amended by that certain Amendment to Class A Convertible Preferred Unit and Warrant Purchase Agreement, dated June 23, 2016 (the “Class A Preferred Unit Purchase Agreement”), by and between NGL Energy Partners LP (the “Partnership”) and the purchasers named on the signature pages thereto (collectively, the “Highstar Purchasers”), the Highstar Purchasers will own an aggregate 19,942,169 Class A Preferred Units (as defined herein) and Warrants (as defined herein) exercisable for 4,375,112 common units representing limited partner interests in the Partnership; and

WHEREAS, it is a condition to the Highstar Purchasers’ willingness to purchase the Class A Preferred Units and Warrants from the Partnership, that Highstar Capital IV, L.P., a Delaware limited partnership (“Highstar”), have the right to appoint a member of the Board of Directors of the Company (the “Board”);

WHEREAS, pursuant to Section 16.02(a) of the Agreement, the Members owning (in the aggregate) 80% or more of the outstanding Units may amend the Agreement, subject to certain limitations set forth in Section 16.02(a) of the Agreement; and

WHEREAS, the Members of the Company owning (in the aggregate) 80% or more of the outstanding Units previously approved the Amendment by written consent and authorized the officers of the Company to enter into and adopt this Amendment on behalf of the Members.

NOW, THEREFORE, for good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

Section 1.01          Amendment of Agreement. The Agreement is hereby amended as follows:

(a)           The definition of Affiliate shall be deleted in its entirety and replaced with the following:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Without limiting the foregoing, for purposes of this Agreement, any Person that, individually or together with its Affiliates, has the direct or indirect right to designate or cause the designation of at least one Director, and any such Person’ s Affiliates, shall be deemed to be Affiliates of the Company.  Notwithstanding anything in the foregoing to the contrary, the Coady Group and their respective Affiliates (other than the Company or any Group Member), on the one hand, NGL Holdings and its Affiliates (other than the Company or any Group Member), on another hand, and the IEP Group and their respective Affiliates (other than the Company or any Group Member), on another hand, will not be deemed to be Affiliates of one another hereunder unless there is a basis for such Affiliation independent of their respective Affiliation with any Group Member, the Company or any Affiliate (disregarding the immediately preceding sentence) of any Group Member or the Company. In addition, with respect to the Coady Group, (i) each member of the Coady Group shall be deemed to be an Affiliate of the other and (ii) each of Shawn Coady and Todd Coady shall be an Affiliate of each other and an Affiliate of each member of the Coady Group and their respective Affiliates.

(b)           The definition of Designating Member shall be deleted in its entirety and replaced with the following:

“Designating Member” means each of (1) the Coady Group (acting together in their capacities as Members), (2) the IEP Group (acting together in their capacities as Members), (3) EMG I, (4) EMG II, (5) Highstar and (6) any Transferee of the right to designate a Representative pursuant to Section 4.01(b), in each case only for so long as such Designating Member continues to hold a Requisite Ownership Threshold.

(c)           The definition of Requisite Ownership Threshold shall be deleted in its entirety and replaced with the following:

“Requisite Ownership Threshold” means, (a) with respect to the Coady Group (acting together in their capacities as Members) and the IEP Group (acting together in their capacities as Members), an aggregate number of Units held by such Member and its Affiliates which equal an Ownership Percentage of not less than 10%, (b) with respect to EMG I, an aggregate number of Units held by it and its Affiliates which equal an Ownership Percentage of not less than 5.0%, (c) with respect to EMG II, an aggregate number of Units held by it and its Affiliates which equal an Ownership Percentage of not less than 5.364%, (d) with respect to Frank Mapel, direct or indirect ownership of an aggregate number of Partnership Units of not less than 100,000 (subject to adjustment for unit split, reverse split and similar transaction ); provided, that the number of Partnership Units “indirectly” owned by Mr. Mapel through his ownership in an entity that owns Partnership Units shall be determined by multiplying the number of Partnership Units owned by such entity by the percentage of Mr. Mapel’s ownership of such entity and (e) with respect to Highstar, ownership by the Highstar Group of either (i) at least 50% of the Class A Preferred Units issued pursuant to the Class A Preferred Unit Purchase Agreement, subject to adjustments for unit splits, reverse splits and similar transactions with respect to the Class A Preferred Units, or (ii) at least 5% of the Partnership’s Outstanding common units representing limited partnership interests in the Partnership (treating all Outstanding Class A Preferred Units as having been converted at the Conversion Rate then in effect and all Warrants as having been exercised), in each case, subject to adjustments for unit splits, reverse splits and similar transactions.

(d)           The following defined terms shall be deleted in their entirety from Section 1.01: SemGroup, SemStream Contribution Agreement and SemStream Representative.

(e)           The following defined terms shall be added to Section 1.01:

“Class A Preferred Units” means Class A Convertible Preferred Units representing limited partner interests in the Partnership, the terms of which are set forth in the Partnership LP Agreement.

“Class A Preferred Units Closing Date” means each date on which the purchase and sale of Class A Preferred Units and Warrants to the Highstar Purchasers is consummated pursuant to the Class A Preferred Unit Purchase Agreement.

“Class A Preferred Unit Purchase Agreement” shall have the meaning set forth in the recitals of this Amendment.

“Conversion Rate” shall have the meaning ascribed to such term in the Partnership LP Agreement.

“Highstar” shall have the meaning set forth in the recitals of this Amendment.

“Highstar Board Representation and Observation Rights Agreement” means that certain Amended and Restated Board Representation and Observation Rights Agreement, dated June 24, 2016, by and among the Company, the Partnership, the Highstar Purchasers and Highstar.

“Highstar Group” means, collectively, (i) the Highstar Purchasers, (ii) their respective Affiliates, and (ii) any fund, entity or account managed, advised or sub-advised, directly or indirectly, by a Highstar Purchaser or any of its Affiliates, or the direct or indirect equity owners, including any limited partners, of a Highstar Purchaser or any of its Affiliates.

“Highstar Purchasers” shall have the meaning set forth in the recitals of this Amendment.

“Highstar Representative” shall have the meaning set forth in Section 9.02(b)(iv).

“Outstanding” shall have the meaning ascribed to such term in the Partnership LP Agreement.

“Warrants” means the rights to purchase common units representing limited partner interests in the Partnership pursuant to the terms of those certain warrant agreements, dated as of the applicable Class A Preferred Units Closing Date.

(f)            The second sentence of Section 4.01(b) shall be deleted in its entirety and replaced with the following:

Notwithstanding any other provision of this Agreement, a Designating Member’s right to designate a Representative, as provided in Section 9.02(b), shall not be assigned or Transferred (including in a Permitted Transfer) except as part of a Transfer permitted under the terms of this Agreement to one Transferee holding a number of Units constituting an Ownership Percentage of not less than ten percent (10%) provided that such Designating Member expressly elects in writing delivered to the Company prior to such Transfer that such Designating Member will Transfer such right to designate a Representative to such Transferee in connection with such Transfer; provided, however, (i) in no event shall EPG I be entitled to Transfer their rights to designate Representatives and (ii) Highstar shall be entitled to Transfer its right to designate a Representative in accordance with the terms of the Highstar Board Representation and Observation Rights Agreement.

(g)           Section 9.02(b)(iv) shall be deleted in its entirety and replaced with the following:

(iv)          Highstar shall be entitled to designate one natural person to serve on the Board (any such Director designated by Highstar, a “Highstar Representative”). The Highstar Representative as of the date hereof is set forth on Exhibit B.

(h)           Section 9.02(b)(viii) and Section 9.02(b)(vix) shall be renumbered Section 9.02(b)(vii) and Section 9.02(b)(viii), respectively, and each reference to Section 9.02(b)(vi) shall be replaced with a reference to Section 9.02(b)(vii).

(i)            The first sentence of Section 9.02(c) shall be deleted in its entirety and replaced with the following:

(c)           For so long as each Designating Member is permitted to designate a Representative in accordance with Section 9.02(b), each Designating

Member (other than EMG I and Highstar) shall be permitted to designate up to two natural persons to serve as observers to the Board, and for so long as Frank Mapel holds the Requisite Ownership Threshold, he shall be permitted to serve as an observer to the Board (each, a “Board Observer”); provided, however, Highstar shall be entitled to appoint a Board Observer pursuant to the terms of the Highstar Board Representation and Observation Rights Agreement.

(j)            The last sentence of Section 9.02(e) shall be deleted in its entirety and replaced with the following:

Any new Director (other than a Representative) shall be elected by the Members in accordance with Section 11.03(a) or Section 11.04, as applicable.

(k)           The second sentence of Section 9.09 shall be deleted in its entirety.

(l)            The second proviso of Section 12.01(a) shall be deleted in its entirety and replaced with the following:

; provided further, no indemnification pursuant to this Section 12.01 shall be available to the Members or their Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Contribution, Purchase and Sale Agreement (other than obligations incurred by such Member on behalf of the Company)

(m)          Section 16.02(a) shall be deleted in its entirety and replaced with the following:

(a)           Except as provided in Section 16.02(b), (i) this Agreement shall not be altered modified or changed except by an amendment approved by Members owning (in the aggregate) 80% or more of the outstanding Units; provided, however, that no amendment to this Agreement may (A) enlarge the obligations of (including requiring any Member to make additional Capital Contributions to the Company) any Member, (B) disproportionately and adversely alter the method of division of Profits and Losses or a method of distributions made to a Member, (C) restrict a Designating Member’s ability, if any, to designate Representatives, (D) amend, alter or delete Sections 9.02(d) or 9.02(e) without the consent of Highstar or (E) adversely affect a Member’s right to be indemnified by the Company, unless, in each case, such amendment shall have been approved by the Member or Members so affected, and (ii) any amendment not described in subclause (i) above that would have a material adverse effect on the rights or preferences of any Member in relation to other Members must be approved by such Members holding not less than a majority of the outstanding Membership Interests of the group affected.

(n)           Exhibit B of the Agreement shall be amended to add Christopher Beall as the Highstar Representative.

Section 2.01          Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Amendment immediately upon affixing its signature hereto.

Section 3.01          Ratification. Except as expressly amended by this Amendment, the Agreement is in all respects ratified and confirmed and all of the terms and conditions and provisions of the Agreement shall remain in full force and effect.

Section 4.01          Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

[signature page follows]

IN WITNESS WHEREOF, a duly authorized officer of the Company has executed this Amendment on behalf of the Members pursuant to the written consent adopted by the Members on June 15, 2016, to be effective as of the date first set forth above.

NGL ENERGY HOLDINGS LLC

By:	/s/ H. Michael Krimbill
Name:	H. Michael Krimbill
Title:	Chief Executive Officer

[Signature Page to Amendment No. 3 to the Third Amended and Restated LLC Agreement]